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EXHIBIT 21




Subsidiary Name and Trade Name   Jurisdiction of Incorporation      % Owned
------------------------------   ------------------------------     -------

ZingoTel, Inc.                                       Nevada           100
Zingo BPO Services Private Ltd.                      India            100

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